Exhibit 99.1

For Immediate Release
May 4, 2022

NW Natural Holdings Reports First Quarter 2022 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•Earned net income of $1.80 per share for the first quarter of 2022, compared to net income of $1.94 per share for the same period in 2021. The first quarter of 2021 results included a $2.8 million after-tax (or $0.09 per share) benefit primarily related to asset management revenues from a February 2021 cold weather event.
•Added more than 10,800 natural gas meters in the last 12 months for a growth rate of 1.4% as of March 31, 2022
•Commenced operations at the first renewable natural gas (RNG) facility under the landmark Oregon legislation Senate Bill 98, which is producing RNG on behalf of our gas utility customers
•Continued executing our water and wastewater investment strategy, announcing acquisitions near our existing service territory in Texas
•Construction began on the first RNG facilities that we're investing in through our competitive renewables business
•Honored as one of the 2022 World's Most Ethical Companies® by Ethisphere
•Reaffirmed 2022 earnings guidance in the range of $2.45 to $2.65 per share and our long-term earnings per share growth rate target of 4% to 6%

"This quarter we reached an important milestone in our decarbonization efforts with the commencement of operations at our first RNG facility under Oregon Senate Bill 98," said David H. Anderson, president and CEO of NW Natural Holdings. "NW Natural is the first local gas distribution utility in the continental United States to invest in and own an RNG facility on behalf of all its sales customers. We're continuing to work on behalf of our customers, executing on the decarbonization and growth opportunities in front of us. In addition, I'm proud of NW Natural Holdings being named one of the 2022 World's Most Ethical Companies® by Ethisphere. This reflects our long-standing commitment to leadership in business integrity through best-in-class ethics, compliance and governance practices."
Year-to-date net income decreased $3.3 million to $56.2 million (or $1.80 per share), compared to $59.5 million (or $1.94 per share) for the same period in 2021. Results reflected customer growth and new rates in Washington for our natural gas utility, offset by higher operations and maintenance expenses and depreciation and general taxes as we continue investing in our gas utility system. In addition, net income from our other activities decreased primarily due to lower asset management revenues related to a severe winter storm in February 2021.

KEY EVENTS AND INITIATIVES

Ongoing Oregon General Rate Case for NW Natural
On Dec. 17, 2021, NW Natural filed a request for a general rate increase with the Oregon Public Utility Commission (OPUC). The filing included a requested $73.5 million annual revenue requirement increase and an increase in average rate base of $294 million to support long-planned investments related to safety, reliability, and information technology upgrades. NW Natural's filing will be reviewed by the OPUC and other stakeholders. The process is anticipated to take up to 10 months with new rates expected to take effect Nov. 1, 2022.

Utility Renewable Natural Gas (RNG)
Operations commenced at our first investment in a RNG facility under Oregon Senate Bill 98 with BioCarbN and Tyson Foods in January 2022. Construction of the second RNG facility began in late 2021 with completion and commissioning expected in early 2023. NW Natural has options to invest up to a total estimated $38 million in four separate RNG development projects using biogas derived from Tyson Foods’ processing plants.

NW Natural continues to pursue RNG supply for customers under the landmark Oregon Senate Bill 98, which supports renewable energy procurement and investment by natural gas utilities. To date, NW Natural has signed agreements with options to purchase or develop RNG on behalf of utility customers totaling about 3% of NW Natural’s current annual sales volume in Oregon.

NW Natural Renewables Competitive RNG Strategy
NW Natural Renewables is an unregulated subsidiary of NW Natural Holdings committed to leading in the energy transition by providing cost-effective solutions to decarbonize the utility, commercial, industrial and transportation sectors.

In January 2022, NW Natural Renewables named Michael Kotyk, an industry leader, as president of the new business line and since then has made additional key hires, equipping the business to be ready and resourced to pursue further RNG opportunities.

NW Natural Renewables' first project is with EDL, a leading global producer of sustainable distributed energy. NW Natural Renewables has contracted to provide a combined $50 million investment in two production facilities in Ohio that are designed to convert landfill waste gases to RNG and connect that production to existing regional pipeline networks. Construction began in January 2022 with substantial completion and commissioning of the first facility anticipated in early 2023 and the second facility in spring 2023. In addition, the agreements with EDL provide for a 20-year supply of RNG that NW Natural Renewables intends to market and sell primarily under long-term contracts.

Water Utilities
During the first quarter of 2022, NW Natural Water signed two purchase agreements for water utilities in Texas, representing approximately 900 connections. The acquisitions are subject to customary closing conditions, including approval by the Public Utility Commission of Texas, and are expected to close in 2022. In December 2021, NWN Water agreed to purchase the water and wastewater utilities of Far West Water & Sewer, Inc. located in Yuma, Arizona. In March 2022, we filed our acquisition application with the Arizona Corporation Commission. With all pending acquisitions closed, NW Natural Water will serve over 145,000 people through approximately 60,000 connections in five states.

For our acquired water utilities, we have been executing general rate cases. In February 2022, the OPUC adopted a comprehensive stipulation in Sunriver Water's rate case with new rates effective May 2022. In January 2022, we filed a general rate case for Suncadia Water and last week the Washington Commission approved new rates effective May 1, 2022.

FIRST QUARTER RESULTS
The following financial comparisons are for the first quarter of 2022 and 2021 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' first quarter results are summarized by business segment in the table below:

	Three Months Ended March 31,
	2022		2021		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural Gas Distribution segment	$55,390	$1.77	$53,925	$1.76	$1,465	$0.01
Other	849	0.03	5,592	0.18	(4,743)	(0.15)
Consolidated	$56,239	$1.80	$59,517	$1.94	$(3,278)	$(0.14)

Diluted Shares		31,212		30,633		579
Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $1.5 million (or $0.01 per share) primarily reflecting new rates in Washington as a result of a general rate case, which was effective beginning Nov. 1, 2021.

Margin increased $3.7 million reflecting new rates in Washington and customer growth, which collectively contributed $2.7 million. In addition, there was a $1.7 million improvement from the gas cost incentive sharing mechanism as the prior year included the effect of purchasing higher priced gas for a February 2021 cold weather event. This was offset by decline in margin of $0.7 million due to 8% warmer than average weather for the first quarter of 2022, compared to 5% warmer than average weather for the same period in 2021.
Operations and maintenance expense increased $3.5 million as a result of higher contractor labor for safety and reliability projects, compensation costs due to higher headcount and wage increases, expenses related to information technology maintenance and support, and amortization expense related to cloud-computing arrangements.

Depreciation and general taxes increased $0.9 million as we continue to invest in our natural gas utility system.

Other income, net increased $1.9 million driven by lower pension costs primarily related to higher returns and lower interest costs.

Other
Other net income decreased $4.7 million (or $0.15 per share) reflecting $4.2 million of lower net income from NW Natural's other activities driven by asset management revenues from a February 2021 cold weather event. In addition, NW Natural Holding's other businesses reported a higher net loss of $0.6 million primarily related to increased water and wastewater utility business development costs.

BALANCE SHEET AND CASH FLOWS
During the first three months of 2022, the Company generated $141.0 million in operating cash flows or an increase of $4.0 million compared to the same period in 2021. The Company used $69.8 million in investing activities during the first three months of 2022 primarily for natural gas utility capital expenditures, compared to $63.9 million used in investing activities during the same period in 2021. Net cash used in financing activities was $62.8 million for the first three months of 2022, compared to $83.1 million used in financing activities during the same period in 2021. As of March 31, 2022, NW Natural Holdings held cash of $24.3 million.

2022 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings reaffirmed 2022 earnings guidance in the range of $2.45 to $2.65 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. NW Natural Holdings reaffirmed its long-term earnings per share growth rate target of 4% to 6% compounded annually from 2022 through 2027.
DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of 48.25 cents per share on the Company’s common stock. The dividend is payable on May 13, 2022 to shareholders of record on April 29, 2022. The Company's current indicated annual dividend rate is $1.93 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2022 financial and operating results.

Date and Time:	Wednesday, May 4, 2022 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States 1-844-200-6205 Canada 1-833-950-0062 International 1-929-526-1599 Passcode 884524

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 (U.S.), 1-226-828-7578 (Canada), and +44-204-525-0658 (international). The replay access code is 448759.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests. We have a longstanding commitment to safety, environmental stewardship and the energy transition, and taking care of our employees and communities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 785,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 21 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. With all pending acquisitions closed, NW Natural Water will serve over 145,000 people through approximately 60,000 connections in five states. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

Forward-Looking Statements
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, renewable hydrogen projects or investments and timing, magnitude and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, diversity, equity and inclusion initiatives, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2022
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2022	2021	Change	2022	2021	Change
Operating revenues	$350,301	$315,946	11%	$894,755	$804,474	11%

Operating expenses:
Cost of gas	145,588	112,210	30	325,692	266,427	22
Operations and maintenance	57,485	52,191	10	209,521	183,399	14
Environmental remediation	4,703	3,777	25	10,864	9,463	15
General taxes	12,104	11,369	6	39,368	36,552	8
Revenue taxes	13,360	12,664	5	35,436	31,212	14
Depreciation	28,429	28,097	1	113,866	107,105	6
Other operating expenses	994	932	7	3,959	3,705	7
Total operating expenses	262,663	221,240	19	738,706	637,863	16
Income from operations	87,638	94,706	(7)	156,049	166,611	(6)
Other income (expense), net	(954)	(3,542)	(73)	(9,971)	(13,911)	(28)
Interest expense, net	11,522	11,126	4	44,882	43,710	3
Income before income taxes	75,162	80,038	(6)	101,196	108,990	(7)
Income tax expense	18,923	20,521	(8)	25,808	27,476	(6)
Net income from continuing operations	56,239	59,517	(6)	75,388	81,514	(8)
Income from discontinued operations, net of tax	—	—		—	7,286	(100)
Net income	$56,239	$59,517	(6)	$75,388	$88,800	(15)

Common shares outstanding:
Average diluted for period	31,212	30,633		30,868	30,598
End of period	31,380	30,655		31,380	30,655

Per share of common stock information:
Diluted earnings from continuing operations	$1.80	$1.94		$2.44	$2.66
Diluted earnings from discontinued operations, net of tax	—	—		—	0.24
Diluted earnings	1.80	1.94		2.44	2.90
Dividends paid per share	0.4825	0.4800		1.9250	1.9150
Book value, end of period	31.48	30.54		31.48	30.54
Market closing price, end of period	51.72	53.95		51.72	53.95

Capital structure, end of period:
Common stock equity	41.8%	44.0%		41.8%	44.0%
Long-term debt	44.1%	40.4%		44.1%	40.4%
Short-term debt (including current maturities of long-term debt)	14.1%	15.6%		14.1%	15.6%
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	788,772	777,966	1.4%	788,772	777,966	1.4%
Volumes in therms:
Residential and commercial sales	293,927	297,822		699,159	688,221
Industrial sales and transportation	134,459	133,298		482,882	464,879
Total volumes sold and delivered	428,386	431,120		1,182,041	1,153,100
Operating revenues:
Residential and commercial sales	$314,607	$278,584		$766,817	$684,526
Industrial sales and transportation	21,273	17,379		69,193	58,863
Other distribution revenues	607	590		1,724	1,553
Other regulated services	4,911	4,785		19,213	18,981
Total operating revenues	341,398	301,338		856,947	763,923
Less: Cost of gas	145,644	112,266		325,916	266,651
Less: Environmental remediation expense	4,698	3,777		10,859	9,463
Less: Revenue taxes	13,324	12,655		35,269	31,203
Margin, net	$177,732	$172,640		$484,903	$456,606
Degree days:
Average (25-year average)	1,326	1,326		2,692	2,690
Actual	1,217	1,261	(3)%	2,334	2,430	(4)%
Percent colder (warmer) than average weather	(8)%	(5)%		(13)%	(10)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$24,325	$17,907
Accounts receivable	103,131	105,226
Accrued unbilled revenue	41,772	41,907
Allowance for uncollectible accounts	(2,488)	(3,503)
Regulatory assets	64,481	47,789
Derivative instruments	84,438	19,914
Inventories	33,377	26,237
Income taxes receivable	—	6,000
Other current assets	42,329	41,315
Total current assets	391,365	302,792
Non-current assets:
Property, plant, and equipment	4,041,894	3,788,283
Less: Accumulated depreciation	1,137,138	1,091,903
Total property, plant, and equipment, net	2,904,756	2,696,380
Regulatory assets	297,546	338,692
Derivative instruments	6,955	3,087
Other investments	96,266	79,034
Operating lease right of use asset, net	74,416	76,957
Assets under sales-type leases	137,837	142,586
Goodwill	70,570	69,330
Other non-current assets	74,923	49,767
Total non-current assets	3,663,269	3,455,833
Total assets	$4,054,634	$3,758,625
Liabilities and equity:
Current liabilities:
Short-term debt	$332,500	$236,225
Current maturities of long-term debt	339	95,265
Accounts payable	130,557	88,591
Taxes accrued	14,258	23,550
Interest accrued	10,886	9,491
Regulatory liabilities	111,791	81,314
Derivative instruments	3,855	1,038
Operating lease liabilities	1,303	1,213
Other current liabilities	52,778	48,978
Total current liabilities	658,267	585,665
Long-term debt	1,044,667	860,654
Deferred credits and other non-current liabilities:
Deferred tax liabilities	353,746	328,112
Regulatory liabilities	652,977	636,384
Pension and other postretirement benefit liabilities	164,530	210,811
Derivative instruments	592	1,272
Operating lease liabilities	79,162	80,414
Other non-current liabilities	112,749	118,989
Total deferred credits and other non-current liabilities	1,363,756	1,375,982
Equity:
Common stock	602,382	568,066
Retained earnings	396,769	380,939
Accumulated other comprehensive loss	(11,207)	(12,681)
Total equity	987,944	936,324
Total liabilities and equity	$4,054,634	$3,758,625

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2022	2021
Operating activities:
Net income	$56,239	$59,517
Adjustments to reconcile net income to cash provided by operations:
Depreciation	28,429	28,097
Regulatory amortization of gas reserves	1,481	3,634
Deferred income taxes	8,780	3,145
Qualified defined benefit pension plan expense	1,441	3,937
Contributions to qualified defined benefit pension plans	—	(4,540)
Deferred environmental expenditures, net	(4,345)	(4,270)
Environmental remediation expense	4,703	3,777
Asset optimization revenue sharing bill credits	(41,102)	(9,053)
Other	6,325	6,134
Changes in assets and liabilities:
Receivables, net	38,664	1,044
Inventories	23,885	16,454
Income and other taxes	14,436	22,975
Accounts payable	(16,487)	(2,329)
Deferred gas costs	11,728	(28,912)
Asset optimization revenue sharing	(646)	34,633
Decoupling mechanism	4,434	656
Other, net	3,072	2,166
Cash provided by operating activities	141,037	137,065
Investing activities:
Capital expenditures	(68,514)	(65,702)
Acquisitions, net of cash acquired	—	(42)
Proceeds from the sale of assets	195	1,960
Other	(1,431)	(91)
Cash used in investing activities	(69,750)	(63,875)
Financing activities:
Proceeds from common stock issued, net	9,938	—
Repayment of commercial paper, maturities greater than three months	—	(100,000)
Changes in other short-term debt, net	(57,000)	31,700
Cash dividend payments on common stock	(14,452)	(13,858)
Other	(1,250)	(974)
Cash used in financing activities	(62,764)	(83,132)
Increase (decrease) in cash, cash equivalents and restricted cash	8,523	(9,942)
Cash, cash equivalents and restricted cash, beginning of period	27,120	35,454
Cash, cash equivalents and restricted cash, end of period	$35,643	$25,512

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$7,977	$8,976
Income taxes paid, net of refunds	773	800

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$24,325	$17,907
Restricted cash included in other current assets	11,318	7,605
Cash, cash equivalents and restricted cash	$35,643	$25,512